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                                                                  EXHIBIT (A)(8)


FOR IMMEDIATE RELEASE


CONTACT:
C. TROY WOODBURY, JR.                     SUSAN STILLINGS / PATRICIA STURMS
TREASURER AND CHIEF FINANCIAL OFFICER     JOELE FRANK, WILKINSON BRIMMER KATCHER
WEGENER CORPORATION                       (212) 355-4449
(770) 814-4015
FAX (770) 623-9648
INFO@WEGENER.COM


 WEGENER BOARD CAUTIONS STOCKHOLDERS - RADYNE HAS NOT INCREASED ITS OFFER PRICE


    RADYNE LETTER OUTLINES HIGHLY CONDITIONAL TERMS AND CONTINUES TO GROSSLY
                               UNDERVALUE WEGENER


                 WEGENER STOCKHOLDERS DO NOT NEED TO TAKE ACTION


(MAY 14, 2003) - DULUTH, GEORGIA - WEGENER CORPORATION (NASDAQ: WGNR) today announced that its board of directors received a letter containing several conditions upon which Radyne ComStream Inc. (Nasdaq: RADN) might raise its unsolicited hostile offer price for Wegener shares by $0.085 per share to $1.635 per share. The board has unanimously rejected this highly conditional offer.


Upon receipt of the letter, Wegener's board immediately referred it to its committee of independent non-management directors, and after consultation with the committee's independent legal and financial advisors, concluded that 1) the conditions to the offer are not acceptable since the stockholder rights and retention agreements (which Radyne insisted be rescinded) were put in place for good and valid reasons and are designed to protect the long-term value of the Company for Wegener stockholders, and 2) an offer price of $1.635 per share, if made, is grossly inadequate and unfair to Wegener stockholders. In addition, the board reiterated that now is not the time to sell the Company.


The board believes that Radyne continues to mislead investors by focusing on issues that are not at the core of their offer - price and future prospects. Wegener's board stated that the timing of Radyne's offer is no coincidence. Radyne's offer is an opportunistic, unsolicited hostile attempt to take over Wegener just as its most promising products are coming to market.


ABOUT WEGENER COMMUNICATIONS
WEGENER is an international provider of digital solutions for IP data, video and audio networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music, and satellite paging. COMPEL(R), WEGENER's patented network control system provides networks with unparalleled ability to regionalize programming and commercials. COMPEL(R)



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network control capability is integrated into WEGENER digital satellite receivers such as the revolutionary iPUMP(R) and MediaPlan(R). WEGENER can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.


COMPEL, MEDIAPLAN and iPUMP are registered trademarks of WEGENER Communications, Inc. All Rights Reserved.


This news release contains statements which are forward-looking within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995. The statements include those relating to revenues and earnings anticipated from the operation of the company's business plan and the introduction of a new suite of products with significant commercial potential including, but not limited to iPUMP(R), MediaPlan(R) and COMPEL(R). These statements are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of the Company's new products, development of additional business for the Wegener digital and analog video and audio transmission product lines, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, general market conditions which may not improve during 2003 and beyond, and the success of Wegener's research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company's periodic filings with the SEC, including the Company's Annual Report on Form 10-K. The Company intends that such forward-looking statements are subject to the safe harbors created therefore. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected or inferred results. Forward-looking statements speak only as of the date the statement was made. Wegener Corporation does not undertake and specifically disclaims any obligation to update any forward-looking statements.


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